Exhibit (k)(8)(ii)

EXECUTION VERSION

AMENDMENT NO. 2

TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 2 (this “Amendment”), dated as of July 26, 2021 (and effective as of the Amendment Effective Date), to the Second Amended and Restated Credit Agreement, dated as of July 25, 2019, between BLACKSTONE LONG-SHORT CREDIT INCOME FUND (f/k/a Blackstone / GSO Long-Short Credit Income Fund) (the “Borrower”) and THE BANK OF NOVA SCOTIA (the “Bank”), as amended by Amendment No. 1, dated as of July 23, 2020 (as may be further amended, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. Prior to the date hereof, Blackstone / GSO Long-Short Credit Income Fund changed its name to “Blackstone Long-Short Credit Income Fund”.

III. The Borrower requests an amendment to the Credit Agreement upon the terms and conditions herein contained, and the Bank has agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Each reference to “Blackstone / GSO Long-Short Credit Income Fund” contained in the Credit Agreement or any other Loan Document (including, without limitation, all of the Exhibits thereto) is hereby replaced with “Blackstone Long-Short Credit Income Fund”.

2. Each of the following defined terms contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Margin” means, as applicable:

(a) prior to the Amendment No. 2 Effective Date, as to all Loans, the rate per annum specified from time to time in this Credit Agreement as the interest rate spread; and

(b) on and after the Amendment No. 2 Effective Date:

(i) in the case of Tranche A Loans, 0.85%; and

(ii) in the case of Tranche B Loans consisting of (x) Short Term LIBOR Loans, 1.15%, or (y) Long Term LIBOR Loans, 1.00%.

“Preferred Asset Coverage” means, as of any date and calculated in the same manner as it was prior to the effectiveness of Rule 18f-4, the ratio on such date of (a) Total Net Assets to (b) the greater of (i) the Senior Securities of the Borrower, and (ii) one Dollar ($1).

“Scheduled Tranche A Commitment Termination Date” means July 21, 2022, or such later date to which the Scheduled Commitment Termination Date is extended pursuant to Section 2.3(d).

“Scheduled Tranche B Commitment Termination Date” means July 22, 2023, or such later date to which the Scheduled Commitment Termination Date is extended pursuant to Section 2.3(d).

“Senior Debt Asset Coverage” means, as of any date and calculated in the same manner as it was prior to the effectiveness of Rule 18f-4, the ratio on such date of (a) Total Net Assets to (b) the greater of (i) Senior Debt, and (ii) one Dollar ($1).

3. Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms thereto in appropriate alphabetical order as follows:

“Amendment No. 2 Effective Date” means the “Amendment Effective Date” as defined in Amendment No. 2, dated as of July 26, 2021, to this Credit Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Credit Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.5, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1) For purposes of Section 3.5(b), the first alternative set forth below that can be determined by the Bank:

(a)

the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b)

the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 3.5(b); and

(2) For purposes of Section 3.5(c), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Bank and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. Dollar-denominated syndicated or bilateral credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “Interest Period”, timing of and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Bank (with the prior consent of the Borrower (not to be unreasonably withheld or delayed)) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Bank (with the prior consent of the Borrower (not to be unreasonably withheld or delayed)) decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Bank in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated or bilateral business loans; provided, that if the Bank decides that any such convention is not administratively feasible for the Bank, then the Bank may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower.

“Early Opt-in Election” means the occurrence of:

(1) a determination by the Bank that at least five currently outstanding U.S. Dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated or bilateral credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Bank and the Borrower to trigger a fallback from USD LIBOR.

“Floor” means the benchmark rate floor, if any, provided in this Credit Agreement initially (as of the execution of this Credit Agreement, the modification, amendment or renewal of this Credit Agreement or otherwise) with respect to LIBOR.

“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

“Rule 18f-4” means rule 18f-4 under the ICA.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“USD LIBOR” means the London interbank offered rate for Dollars.

4. Section 3.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.5 Alternate Rate of Interest

Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Temporary Suspension of LIBOR. If neither a Benchmark Transition Event nor an Early Opt-in Election has occurred and (i) the Bank determines (which determination shall be conclusive absent manifest error) that, with respect to any existing or requested Loan the pricing of which is determined by reference to an Applicable Money Market, by reason of one or more circumstances arising after the date hereof affecting such Applicable Money Market, adequate and reasonable means do not exist for ascertaining the rate of interest applicable to such Affected Loan, or (ii) the Bank makes a good faith determination (which determination shall be conclusive and binding on the Borrower) that the applicable LIBO Rate will not adequately and fairly reflect the cost to the Bank of maintaining or funding loans bearing interest based on such LIBO Rate with respect to any portion of the Loans that the Borrower has requested be made as a LIBOR Loan or any LIBOR Loan that will result from the requested conversion of any portion of the Loans into LIBOR Loans (each an “Affected Loan”), the Bank shall promptly notify the Borrower (by telephone or otherwise, to be promptly confirmed in writing) of such determination on or, to the extent practicable, prior to the requested borrowing date or conversion date for such Affected Loan. If the Bank shall give such notice, (A) any Affected Loans shall be made as ABR Loans, (B) the Loans (or any portion thereof) that were to have been converted to Affected Loans shall be converted to or continued as ABR Loans, and (C) any outstanding Affected Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Loans. During the period referenced in the foregoing sentence, the Alternate Base Rate will be calculated without reference to clause (iii) thereof. Until any such notice under this Section 3.5(a) has been withdrawn by the Bank (by notice to the Borrower) promptly upon either (x) the Bank having determined that such circumstances affecting the relevant market no longer exist and that adequate and reasonable means do exist for determining the LIBO Rate, or (y) the Bank determining that circumstances no longer render such Loans (or any portion thereof) Affected Loans, no further LIBOR Loans shall be required to be made by the Bank nor shall the Borrower have the right to convert all or any portion of the Loans to LIBOR Loans.

(b) Replacing USD LIBOR. On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Credit Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(c) Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to this Credit Agreement or any other Loan Document, or further action or consent of the Borrower. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Bank that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of the Alternate Base Rate based upon the Benchmark will not be used in any determination of the Alternate Base Rate.

(d) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Bank will have the right to make Benchmark Replacement Conforming Changes from time to time (with the prior consent of the Borrower (not to be unreasonably withheld or delayed)) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement (other than the Borrower).

(e) Notices; Standards for Decisions and Determinations. The Bank will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Bank pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section. The Bank does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to USD LIBOR or any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to this Section, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

(f) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Bank may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Bank may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

5. Section 8.1(l) of the Credit Agreement is hereby amended by replacing the phrase “The Blackstone Group L.P.” with the phrase “The Blackstone Group Inc.”

6. Paragraphs 1 through 5 hereof shall be effective on and as of July 22, 2021 (the “Amendment Effective Date”), only in the event that each of the following conditions is satisfied on and as of the date hereof:

(a) the Bank shall have received from the Borrower either (i) a counterpart of this Amendment executed on behalf of the Borrower or (ii) written evidence satisfactory to the Bank (which may include facsimile or electronic mail transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(b) the Bank shall have received a duly completed Federal Reserve Form executed and delivered by or on behalf of the Borrower, dated the date hereof in form and substance satisfactory to the Bank;

(c) the Bank shall have received a certificate from the Secretary of the Borrower, dated as of the date hereof and in all respects satisfactory to the Bank, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since July 23, 2020 or, if Borrower’s Organization Documents have been amended, supplemented or otherwise modified since July 23, 2020, attaching true, complete and correct copies of each such amendment, supplement or modification; and

(d) all fees of the Bank (including the reasonable fees and expenses of counsel to the Bank) due and payable on or prior to the Amendment Effective Date and invoiced in reasonable detail at least two (2) Business Days prior to the Amendment Effective Date shall have been paid.

7. Capitalized terms used in this paragraph 7, to the extent not defined herein or in the Credit Agreement, have the meaning set forth in the Security Agreement. To secure the payment and performance of the Obligations when due, the Borrower hereby grants to the Bank a Security Interest in and to all of the Borrower’s right, title and interest in and to the following (with respect to the items listed in clauses (ii) and (iii) below, only to the extent such items would not constitute Excluded Collateral): (i) the Custody Account and the Custody Assets, (ii) other than the Excluded Sub Accounts and the Securities Entitlements and deposits contained therein, all Accounts, cash, cash equivalents, Chattel Paper, Deposit Accounts, Financial Assets, Financial Contracts, General Intangibles, Instruments, Investment Property, and Money, (iii) all Supporting Obligations in respect of all of the foregoing, and (iv) all Records in respect of all of the foregoing, in each case, whether now owned or existing or hereafter arising or acquired, together with all of the Proceeds (which shall include all dividends, distributions, accessions and income on and in respect of all of the foregoing and all other rights and benefits in respect thereof) of all of the foregoing. To perfect the security interest granted pursuant to this paragraph 7, the Borrower hereby authorizes the Bank to file in the appropriate filing office and at the expense of the Borrower a financing statement in the form attached hereto as Annex A.

8. The Borrower (a) reaffirms the enforceability of each Loan Document, as amended hereby, and all of its obligations thereunder, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law), (b) agrees and admits that (i) as of the date of execution and delivery hereof by the Borrower, it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligations, (c) represents and warrants that, immediately after giving effect to this Amendment, no Default has occurred and is continuing, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct immediately after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date).

9. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

10. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Section 9.6 of the Credit Agreement is hereby incorporated into this Amendment mutatis mutandis and shall apply as if fully set forth herein.

11. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

BLACKSTONE LONG-SHORT CREDIT
INCOME FUND

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer & Secretary

THE BANK OF NOVA SCOTIA

By:	/s/ Aron Lau
Name:	Aron Lau
Title:	Director

Signature Page to BGX Amendment No. 2

ANNEX A

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS

A. NAME & PHONE OF CONTACT AT FILER (optional)

B. E-MAIL CONTACT AT FILER (optional)

C. SEND ACKNOWLEDGMENT TO: (Name and Address)

Bryan Cave Leighton Paisner LLP 1290 Avenue of the Americas New York, NY 10104-3300

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY
1.

DEBTOR’S NAME: Provide only one Debtor name (1a or 1b) (use exact, full name; do not omit, modify, or abbreviate any part of the Debtor’s name); if any part of the Individual Debtor’s name will not fit in line 1b, leave all of item 1 blank, check here ☐ and provide the Individual Debtor information in item 10 of the Financing Statement Addendum (Form UCC1Ad)

OR	1a. ORGANIZATION’S NAME
Blackstone Long-Short Credit Income Fund
1b. INDIVIDUAL’S SURNAME	FIRST PERSONAL NAME	ADDITIONAL NAME(S)/INITIAL(S)		SUFFIX

1c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
345 Park Avenue, 31st Floor	New York	NY	10154	USA
2.

DEBTOR’S NAME: Provide only one Debtor name (2a or 2b) (use exact, full name; do not omit, modify, or abbreviate any part of the Debtor’s name); if any part of the Individual Debtor’s name will not fit in line 2b, leave all of item 2 blank, check here ☐ and provide the Individual Debtor information in item 10 of the Financing Statement Addendum (Form UCC1Ad)

2a. ORGANIZATION’S NAME

OR	2b. INDIVIDUAL’S SURNAME	FIRST PERSONAL NAME	ADDITIONAL NAME(S)/INITIAL(S)		SUFFIX

2c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY

3. SECURED PARTY’S NAME (or NAME of ASSIGNEE of ASSIGNOR SECURED PARTY): Provide only one Secured Party name (3a or 3b)
3a. ORGANIZATION’S NAME
The Bank of Nova Scotia
OR	3b. INDIVIDUAL’S SURNAME	FIRST PERSONAL NAME	ADDITIONAL NAME(S)/INITIAL(S)		SUFFIX

3c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY
40 King Street West, 55th Floor		Toronto	ON	M5H 1H1	CAN
4. COLLATERAL: This financing statement covers the following collateral:

All of Debtor’s right, title and interest in and to the following (with respect to the items listed in clauses (ii) and (iii) below, only to the extent such items would not constitute Excluded Collateral):

(i) the Custody Account and the Custody Assets,

(ii) other than the Excluded Sub Accounts and the Securities Entitlements and deposits contained therein, all Accounts, cash, cash equivalents, Chattel Paper, Deposit Accounts, Financial Assets, Financial Contracts, General Intangibles, Instruments, Investment Property, and Money,

(iii) all Supporting Obligations in respect of the foregoing, and

(iv) all Records in respect of all the foregoing,

in each case, whether now owned or existing or hereafter arising or acquired, together with all of the Proceeds (which shall include all dividends, distributions, accessions and income on and in respect of all of the foregoing and all other rights and benefits in respect thereof) of all of the foregoing (collectively, the “Collateral”).

Defined terms not otherwise defined herein shall have the meaning set forth in the Security Agreement executed by Debtor in favor of Secured Party.

5. Check only if applicable and check only one box: Collateral is ☐ held in a Trust (see UCC1Ad, item 17 and Instructions) ☐ being administered by a Decedent’s Personal Representative

6a. Check only if applicable and check only one box:			6b. Check only if applicable and check only one box:

☐ Public-Finance Transaction	☐ Manufactured-Home Transaction	☐ A Debtor is a Transmitting Utility	☐ Agricultural Lien	☐ Non-UCC Filing

7. ALTERNATIVE DESIGNATION (if applicable): ☐ Lessee/Lessor ☐ Consignee/Consignor ☐ Seller/Buyer ☐ Bailee/Bailor ☐ Licensee/Licensor

8. OPTIONAL FILER REFERENCE DATA:

Delaware 1040546.000119

International Association of Commercial Administrators (IACA)

FILING OFFICE COPY — UCC FINANCING STATEMENT (Form UCC1) (Rev. 04/20/11)